EXHIBIT 10.1
AMENDMENT NO. 1
TO
1997 STOCK PLAN OF SPARTA, INC.
AND
2007 STOCK PLAN OF SPARTA, INC.
Pursuant to Section 17 of the 1997 Stock Plan of SPARTA, Inc. and the 2007 Stock Plan of SPARTA, Inc., (the “Plans”), the Plans are hereby amended as follows, effective as of the Effective Time of the merger (as defined in the Agreement and Plan of Merger dated January 15, 2008, by and among SPARTA, Inc. (the “Corporation”), Cobham Holdings Inc. and Rocob Acquisition Inc.):
•	Section 13 of each of the Plans is hereby deleted in its entirety and replaced with the following:
13.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CORPORATION CHANGES
     (a) If the outstanding shares of the Common Stock of the Corporation are changed into, or exchanged for a different number or kind of shares or securities of the Corporation through recapitalization or reclassification, or if the number of outstanding shares is changed through a stock split, stock dividend or reverse stock split, an appropriate adjustment shall be made in the number and kind of shares as to which options, rights to purchase and stock bonuses may thereafter be granted. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and rights to purchase, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in an outstanding option or right to purchase, however, shall be made without change in the total price applicable to the unexercised portion of the option or right to purchase but with a corresponding adjustment in the price for each share covered by the option or right to purchase.
     (b) Upon the Effective Time of the merger (the “Merger”) described in the Agreement and Plan of Merger dated January 15, 2008, by and among the Corporation, Cobham Holdings Inc. and Rocob Acquisition Inc. (the “Merger Agreement”), all outstanding unexercised options under the Plan shall be: (i) in the case of such options awarded to non-employee directors, accelerated or (ii) in the case of other such options, cancelled in exchange for a New Right (as described below). For the purposes of this Plan, a “New Right” shall mean the right of the holder thereof to a payment in cash of the Settlement Value (as described below) on each vesting date of the New Right. Each New Right will relate to the number of common shares of Cobham plc having an aggregate fair market value (as determined in accordance with the Cobham Executive Share Option Scheme 2004, as in effect on the date hereof) at the Effective Time equal to $77.60 multiplied by the number of shares of Common Stock of the Corporation subject to the portion of option for which the New Right is substituted and shall vest in accordance with the existing vesting schedule of such option. The Settlement Value of a New Right (or relevant portion thereof) as of a vesting date under the New Right shall be the greater of (a) the excess of (i) the aggregate fair market value (as determined in accordance with the Cobham Executive Share Option Scheme 2004, as in effect on the date hereof) on the vesting date of the number of Cobham plc common shares with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price of the portion of the option for which the New Right is substituted that would have vested on the applicable vesting date, or (b) the excess of (i) the number of shares of Common Stock of the Corporation subject to the portion of the option for which the New Right is substituted that would have vested on the applicable vesting date multiplied by $77.60 (the Per Share Amount as defined under the Merger Agreement), over (ii) the aggregate exercise price of the portion of the option for which the New Right is substituted that would have vested on the applicable vesting date. Payments made in connection with each New Right shall be subject to applicable withholdings and shall be made not later than five (5) business days following the applicable vesting date. For purposes of this Plan,
     (c) Adjustments under this Section 13 shall be made by the Board of Directors, whose determination as to what adjustments shall be made shall be final and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.
•	Except as modified hereby, the Plans, shall remain in full force and effect and unmodified.